Exhibit 3.1

ROSS MILLER Secretary of State 204 North Carson Street, Suite 1 Carson City, Nevada 89701.4520 (776) 684-5708 Website: www.nvsos.gov	Filed in the office of Ross Miller Secretary of State State of Nevada	Document Number 20120252751-87
Filing Date and Time 04/10/2012 3:14 PM
Entity Number C2171-2001

Certificate of Designation (PURSUANT TO NRS 78 1955)

USE BLACK INK ONLY • DO NOT HIGHLIGHT	ABOVE SPACE IS FOR OFFICE USE ONLY

,Certificate of Designation For
Nevada Profit Corporations
(Pursuant to NRS 78.1955)

1. Name of corporation:

Medefile International, Inc.

2. By resolution of the board of directors pursuant to a provision in the articles of incorporation this certificate establishes the following regarding the voting powers, designations, preferences, limitations, restrictions and relative rights of the following class or series of stock.

Medefile International, Inc. (the "Corporation"), a corporation organized and existing under the laws of Nevada, does hereby certify that, pursuant to authority conferred upon the Board of Directors of the Corporation by the Articles of Incorporation, as amended, of the Corporation, and the Board of Directors of the Corporation, it has adopted resolutions (a) authorizing the issuance of 100,000 shares of Series B Convertible Preferred Stock, of the Corporation and (b) providing for the designations, !preferences and relative participating, optional or other rights, and the qualifications, limitations or restrictions thereof, as ;follows: (please see Exhibit A, attached hereto).

3. Effective date of filing: (option*,

(must not be later than 90 days after the certificate is filed)

Filing Fee: $175.00

IMPORTANT: Failure to include any of threalkeWlkOiiiation and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.	Nevada Secretary of State Stock Designation
NVOS4 - 1/0Y20)0 C T System Online	Revised: 3-649

EXHIBIT A

MEDEFILE INTERNATIONAL, INC.

CERTIFICATE OF DESIGNATION

OF SERIES B CONVERTIBLE PREFERRED STOCK,

Medefile International, Inc. (the “Corporation”), a corporation organized and existing under the laws of Nevada, does hereby certify that, pursuant to authority conferred upon the Board of Directors of the Corporation by the Articles of Incorporation, as amended, of the Corporation, and the Board of Directors of the Corporation, it has adopted resolutions (a) authorizing the issuance of 100,000 shares of Series B Convertible Preferred Stock (the “Series B Preferred Stock”), of the Corporation and (b) providing for the designations, preferences and relative participating, optional or other rights, and the qualifications, limitations or restrictions thereof, as follows:

1. Designation and Number of Shares.  There shall be hereby created and established a series of Preferred Stock designated as “Series B Convertible Preferred Stock” (the “Series B Preferred Stock”).  The authorized number of shares of Series B Preferred Stock shall be 100,000.  Capitalized terms used herein and not otherwise defined shall have the meanings set forth in Section 9 below.

2. Rank.                 The Series B Preferred Stock shall with respect to distributions of assets and rights upon the occurrence of a Liquidation rank (i) senior to all classes of common stock of the Corporation (including, without limitation, the  Common Stock, par value $.0001 per share (the “Common Stock”), of the Corporation), and (ii) senior to each other class or series of Capital Stock of the Corporation hereafter created which does not expressly rank pari passu with or senior to the Series B Preferred Stock (the “Junior Stock”).

3. Dividends.  If the Corporation shall pay any dividends to holders of the Common Stock, the holders of shares of Series B Preferred Stock shall be entitled to dividends on an as-converted basis with the Common Stock.

4. Liquidation Preference.

(a) Priority Payment.  Upon the occurrence of a Liquidation,  the holders of shares of Series B Preferred Stock shall be entitled to be paid for each share of Series B Preferred Stock held thereby, out of, but only to the extent of, the assets of the Corporation legally available for distribution to its stockholders, an amount equal to $1.00 (as adjusted for stock splits, stock dividends, combinations or other recapitalizations of the Series B Preferred Stock, the “Liquidation Preference”) plus, as provided in Section 3 above, all accrued and unpaid dividends, if any, with respect to each share of Series B Preferred Stock, before any payment or distribution is made to any Junior Stock.  If the assets of the Corporation available for distribution to the holders of Series B Preferred Stock shall be insufficient to permit payment in full to such holders of the sums which such holders are entitled to receive in such case, then all of the assets available for distribution to holders of the Series B Preferred Stock shall be distributed among and paid to such holders ratably in proportion to the amounts that would be payable to such holders if such assets were sufficient to permit payment in full.

(b) No Additional Payment.  After the holders of all shares of Series B Preferred Stock shall have been paid in full the amounts to which they are entitled in paragraph 4(a), the shares of Series B Preferred Stock shall not be entitled to any further participation in any distribution of assets of the Corporation and the remaining assets of the Corporation shall be distributed to the holders of Junior Stock.

(c) Notice.  Written notice of a Liquidation stating a payment or payments and the place where such payment or payments shall be payable, shall be delivered in person, mailed by certified mail, return receipt requested, mailed by overnight mail or sent by telecopier, not less than ten (10) days prior to the earliest payment date stated therein, to the holders of record of the Series B Preferred Stock, such notice to be addressed to each such holder at its address as shown by the records of the Corporation.

5. Voting Rights.

In addition to any voting rights provided by law, the holders of shares of Series B Preferred Stock shall have the following rights:

(a) Each share of Series B Preferred Stock shall entitle the holder thereof to vote, in person or by proxy, at a special or annual meeting of stockholders (or in any action by written consent), on all matters voted on by holders of Common Stock voting together as a single class with other shares entitled to vote thereon. With respect to any such vote, each share of Series B Preferred Stock shall entitle the holder thereof to cast such number of votes equal to 0.00051% of the total number of votes entitled to be cast.  For purposes of clarification, a holder of all 100,000 shares of Series B Preferred Stock will have the right to cast 51% of the total number of votes entitled to be cast.

6. Automatic Conversion. Effective upon the filing (the “Effective Date”) by the Corporation with the Secretary of State of Nevada of a Certificate of Amendment to its Articles of Incorporation, pursuant to which, the Corporation’s number of authorized shares of common stock will increase to 75,000,000,000, all issued and outstanding shares of Series B Preferred Stock shall be automatically converted into Common Stock of the Corporation at a ratio of ten thousand (10,000) shares of Common Stock for each one (1) share of Series B Preferred Stock (the “Automatic Conversion”).  As soon as practicable following the Effective Date, the Corporation shall issue to the holders of Series B Preferred Stock the shares of Common Stock issuable upon the Automatic Conversion. As soon as practicable following receipt of the shares of Common Stock issuable upon the Automatic Conversion, the holders of shares of Series B Preferred Stock shall return any stock certificates for such Series B Preferred Stock to the Corporation, provided that, failure by a holder to return any stock certificate will have no effect on the Automatic Conversion, which Automatic Conversion will be deemed to occur on the Effective Date.

7. Non-Transferrable. The shares of Series B Preferred Stock shall not be transferrable without the prior written consent of the Corporation, which consent may be withheld in the absolute discretion of the Corporation.

8. No Reissuance.  No share or shares of Series B Preferred Stock acquired by the Corporation by reason of conversion or otherwise shall be reissued as Series B Preferred Stock, and all such shares thereafter shall be returned to the status of undesignated and unissued shares of Preferred Stock of the Corporation.

9. Definitions.  As used in this Certificate of Designation, the following terms shall have the following meanings (with terms defined in the singular having comparable meanings when used in the plural and vice versa), unless the context otherwise requires:

“Automatic Conversion” shall have the meaning ascribed to it in Section 6(a) hereof.

“Board of Directors” means the Board of Directors of the Corporation.

 “Capital Stock” means, with respect to any Person, any and all shares, interests, participations, rights in, or other equivalents (however designated and whether voting or non-voting) of, such Person’s capital stock and any and all rights, warrants or options exchangeable for or convertible into such capital stock (but excluding any debt security whether or not it is exchangeable for or convertible into such capital stock).

“Common Stock” shall have the meaning ascribed to it in Section 2 hereof.

“Corporation” shall have the meaning ascribed to it in the first paragraph of this Certificate of Designation.

“Junior Stock” shall have the meaning ascribed to it in Section 2 hereof.

“Liquidation” shall mean the voluntary or involuntary liquidation under applicable bankruptcy or reorganization legislation, or the dissolution or winding up of the Corporation.

“Liquidation Preference” shall have the meaning ascribed to it in Section 4(a) hereof.

“Person” means any individual, firm, corporation, partnership, limited liability company, trust, incorporated or unincorporated association, joint venture, joint stock company, governmental body or other entity of any kind.

“Series B Preferred Stock” shall have the meaning ascribed to it in Section 1 hereof.

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